Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Amerifirst Fund I LLC on Amendment No. 2 to Form S-1 (No. 333-98651) of our report dated January 2, 2003, relating to Amerifirst Fund I LLC's financial statements, which report includes an explanatory paragraph as to an uncertainty with respect to the Fund's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".


/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, NY
January 14, 2003